Exhibit 10.12
December 2, 2005
Larry J. Strauss
Dear Larry:
This letter sets forth the terms of the separation agreement (the “Agreement”) that Hansen Medical, Inc. (the “Company”) is offering to you to aid in your employment transition.
     1. Separation Date. Your employment termination date will be December 2, 2005 (the “Separation Date”).
     2. Accrued Salary and Vacation Pay. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to these payments by law.
     3. Severance Pay. Although the Company is not otherwise obligated to do so, if you sign and return this Agreement to the Company the Company will pay you as severance $168,750 (the “Severance Amount”), which is equivalent to nine (9) months of your base salary in effect as of the Separation Date. The Severance Amount will be paid to you in a lump sum between January 2, 2006 and January 6, 2006 or as soon thereafter as the Effective Date occurs and it will be subject to standard payroll deductions and withholdings. The net amount of the payment will be $118,471.04.
     4. Health Insurance. You will continue to receive health insurance benefits under the Company’s group plans, as currently enrolled (medical, dental and vision), through December 31, 2005. After this date, and to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws. As an additional severance benefit, if you enter into this Agreement and timely elect continued coverage, then the Company will, for nine (9) months after December 31, 2005 (the “COBRA Reimbursement Period”), reimburse you for premium payments including administrative costs, if any, charged by the Company sufficient to continue your group health insurance coverage at the level in effect as of the Separation Date (including dependent coverage, if any); provided, however, that your right to such payments shall cease on the date that you become eligible for group health insurance benefits through a new employer. You agree to promptly notify the Company’s Chief Executive Officer (“CEO”) in writing or via email if you become eligible for group health insurance coverage through a new employer during the reimbursement period. In the event the group health insurance benefits through a new employer exclude any pre-existing condition of you or your dependents, the Company will continue reimbursements for the duration of the COBRA Reimbursement Period or until the exclusion has been removed.
     5. Stock Option. Pursuant to the terms of your stock option agreement (the “Option”) and the Company’s 2002 Stock Plan (the “Plan”), your Option shares will cease vesting as of the Separation Date, and your Option on all shares unvested as of that date will terminate. However, as an additional severance benefit, if you enter into this Agreement, the Company will accelerate vesting of the Option shares such that 50,000 shares of your initial stock option grant will become fully vested and exercisable effective as of the Separation Date. Your rights to exercise any vested Option shares shall be governed by the terms and conditions of your Option and the Plan.
     6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits relating to or arising from your employment with the Company, after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you are not owed any bonus, incentive compensation, or commissions, except as may be expressly provided herein.
     7. Expense Reimbursement. You agree that, within thirty (30) days of the Effective Date of this Agreement, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.
     8. Return of Company Property. Within five (5) days of the Effective Date of this Agreement, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, business cards and stationery, financial and operational information, technical and training information, research and development information, customer information and contact lists, sales and marketing information, personnel information, vendor information, promotional literature and instructions, product and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment and facsimile machines), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personal computer, server, or e-mail system to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information that is in addition to Company confidential or proprietary data, materials or information also stored on Company servers, you agree to immediately provide the Company with a computer-useable copy of all such information, and in any event you agree to permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the

Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. Your timely return of all such Company documents and other property is a precondition to your receipt of the Severance Amount and other benefits provided under this Agreement. Notwithstanding anything in this paragraph, the Company agrees that you may retain your Company cell phone, provided that you immediately arrange to change the billing responsibility for the cell phone to yourself personally (rather than to Company).
     9. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit A.
     10. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.
     11. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company may respond accurately and fully to any inquiry or request for information when required by legal process.
     12. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
     13. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews and deposition and trial testimony. The Company will pay you $200 per hour for the time spent and reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

     14. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
     15. Your Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Amount, payment of health insurance continuation premiums, outplacement assistance, and accelerated stock option vesting, you hereby generally and completely release, acquit and forever discharge the Company and its parent or subsidiary entities, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company, pursuant to the articles and bylaws of the Company, any fully executed written agreement with the Company, or applicable law. Additionally, the company hereby agrees to indemnify you to the fullest extent permitted by California law with regard to any claims or actions that may be brought against you by third parties for actions in the course and scope of your employment. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. In addition, you covenant not to sue, initiate, or continue any legal or administrative proceeding with regard to any or all claims you have released herein.
     16. Company Release of Claims. The Company, on behalf of itself and all of its subsidiaries, hereby generally and completely releases, acquits and forever discharges you from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions within the course and scope of your employment with the Company at any time prior to and including the date the Company signs this Agreement. The Company hereby represents that it has no lawsuits, claims or actions pending in its name, or on behalf of any other person or entity, against you or any other person or entity subject to the release granted in this paragraph. In addition, the Company covenants not to sue, initiate, or continue any legal or administrative proceeding with regard to any or all claims it has released herein.

     17. ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement (in a written revocation sent to the Company’s CEO); and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company (the “Effective Date”).
     18. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.
     19. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under JAMS’ then-applicable arbitration rules. The parties acknowledge that, by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the arbitration association’s arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

     20. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. By way of example (and without limitation), this Agreement supersedes your employment offer letter, dated March 23, 2005, and the accompanying Vesting Acceleration and Severance Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be deemed to have been entered into, and construed and enforced in accordance with, the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me.
Sincerely,
Hansen Medical, Inc.

By:	/s/ Dr. Frederic H. Moll
Dr. Frederic H. Moll
Founder and CEO

Understood and Agreed:

/s/ Larry J. Strauss
Larry J. Strauss

Date: 12-18-05

Exhibit A
Proprietary Information and Inventions Agreement